Exhibit 2.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION OF

MOTORSPORT GAMING US LLC

FROM A FLORIDA LIMITED LIABILITY COMPANY

TO A DELAWARE CORPORATION

The company does hereby certify:

1. The jurisdiction where the Limited Liability Company first formed is: Florida.

2. The jurisdiction immediately prior to filing this Certificate is: Florida.

3. The date the Limited Liability Company first formed is: August 2, 2018.

4. The name of the Limited Liability Company immediately prior to filing this Certificate is: Motorsport Gaming US LLC

4. The conversion has been approved in accordance with Section 265 of the Delaware General Corporation Law.

5. The name of the Corporation as set forth in the Certificate of Incorporation is: Motorsport Games Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Liability Company have executed this Certificate of Conversion on this 8th day of January, 2021.

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Authorized Representative